Surrender Charge Reduction Endorsement

ING USA

ANNUITY AND LIFE

INSURANCE COMPANY

ING USA is a stock company domiciled in Iowa.

The Contract to which this Surrender Charge Reduction Endorsement (this “Endorsement”) is attached is hereby modified by the provisions of this Endorsement. The Endorsement’s provisions shall control when there is a conflict between this Endorsement and the Contract. This Endorsement is effective as of the Contract Date.

Where used in this Endorsement, the term Contract shall include any Certificate to which this Endorsement is attached.

Surrender Charge

The “Surrender Charge” provision on page 8, is deleted in its entirety and replaced by the following:

Surrender Charge

The Surrender Charge expressed as a percentage of each Premium Payment is as follows:

Complete Years Elapsed Since Premium Payment	0	1	2	3	4+
Surrender Charges	8%	7%	6%	5%	0%

Endorsement Charge

The charge for this Endorsement is a percentage of the Contract Accumulation Value on each date this charge is deducted. For the first four years, the charge is deducted on each quarterly Certificate Anniversary, in arrears, from the Accumulation Value in each Variable Separate Account Division or Fixed Allocation in the same proportion that the Accumulation Value in each Variable Separate Account Division or Fixed Allocation bears to the total Accumulation Value in the Contract. The charges for this Endorsement are stated in the Contract Schedule and will not exceed the charge for the Endorsement in effect on the Contract Date but we may at any time charge less at our sole discretion. A Market Value Adjustment may be applied to charges deducted from the Fixed Allocation(s).

This Endorsement may not be cancelled unless the Contract is terminated. If the Contract to which this Endorsement is attached is terminated by surrender, cancellation or application of the Contract’s Value to an Annuity Option, the Endorsement Charge for that portion of the current quarter completed will be deducted from the Contract’s Accumulation Value prior to termination of the Contract.

All other provisions of the Contract to which this Endorsement is attached remain unchanged.

Signed;

Secretary

IU-RA-3042	1